Exhibit 99.5

FORM OF LETTER FROM BROKERS, DEALERS AND NOMINEES TO CLIENTS

To Our Clients:

We are sending this letter because we hold common shares (the “Common Shares”) of Centerline Holding Company (the “Company”) for you. The Common Shares are traded on the New York Stock Exchange under the symbol “CHC.”  The Company has distributed to the holders of certain of its eligible securities, including the Common Shares, non-transferable subscription rights to purchase its 11.0% cumulative convertible preferred shares, Series A-1 (“Convertible Preferred Shares”), as described in the enclosed prospectus supplement and the accompanying prospectus (the “Prospectus”).

We have enclosed your copy of the following documents:

1.	The Prospectus; and

2.	A Beneficial Owner Election Form.

We urge you to read these documents carefully before instructing us to exercise your rights to acquire Convertible Preferred Shares.  WE WILL ACT ON YOUR BEHALF ACCORDING TO YOUR INSTRUCTIONS. To indicate your decision with respect to your rights, you should complete and return to us the form entitled “Beneficial Owner Election Form”.

Please note that if you are outside the United States, no offer or invitation to exercise rights and purchase Convertible Preferred Shares is being made to you by the Company, and you must not attempt to exercise any rights.  However, you may exercise your rights if, on or prior to the fifth business day prior to the expiration time of the rights offering, you provide evidence satisfactory to the Company, such as a legal opinion from local counsel, that it is lawful for you to receive and exercise rights.  See the section in the prospectus supplement captioned “The Rights Offering—Foreign Securities Holders” for further information.